Exhibit 99.2
Prostaglandin Receptor Activation Properties of Lubiprostone J. Cuppoletti*, D.H. Malinowska*, R. Ueno** *Molecular and Cellular Physiology, University of Cincinnati, Cincinnati, OH; **Sucampo Pharmaceuticals, Inc., Bethesda, MD Introduction Lubiprostone is used clinically to treat chronic idiopathic constipation and irritable bowel syndrome with constipation[1]. It is a prostone (derived from metabolites of prostaglandins) that activates ClC-2 Cl- of 20 nM2 and increases channels with an EC50 intestinal 3uid secretion. In the present study, the agonist and antagonist activity of lubiprostoneonclonedhumanEPandFPreceptorswasexaminedtomoredirectlydetermine for lubiprostone binding to these speci3c receptors. This reduces the need to use the EC50 either EP receptor antagonists or complex biological processes such as contraction to infer binding of lubiprostone to prostaglandin receptors. Purpose The aim of the present study was to determine the activities of lubiprostone on recombinant prostaglandin receptors. Methods and FP receptors was assayed by Lubiprostone binding to recombinant EP1, EP2, EP3, EP4 Millipore Corporation, Bioscience Division (St. Charles, MO), using Chemiscreen calcium optimized FLIPR cell lines containing high levels of the promiscuous G protein, Galpha15, to enhance coupling of the receptor to the calcium signaling pathway. These cells were transfected with cDNA containing either full-length human EP1, EP2, splice variant 6 of or FP receptors. Triplicate assays of lubiprostone effects were carried out with EP3, EP4 as a positive control. In all cases, the readout was relative 3uorescence PGE2 or PGF2_ units related to [Ca2+ through calcium release activated calcium ion channel (CRAC) ]i measured by Fluo-4 relative 3uorescence. To measure antagonist effects of lubiprostone, to give cells with cloned human receptors were 3rst stimulated with either PGE2 or PGF2_ about 80% of the maximum response and then lubiprostone was added. Results Positive controls: Measured agonist activity of on and PGE2 EP1, EP2, EP3 EP4 receptor-expressing cells generated EC50 values of 7.46, 49.82, 3.86 and 31.18 nM respectively. Agonist activity of on FP receptor-expressing cells gave an PGF2_ EC50 of 3.40 nM. or FP receptors (Figure 1). Lubiprostone exhibited no agonist effects on cloned EP2, EP4 values There was weak agonist activity of lubiprostone on EP1 and EP3 receptors with EC50 of 330 nM and 280 nM, respectively, which are 44 and 73 times higher than the agonist activity on the respective EP receptors. activity of PGE2 or FP receptors Lubiprostone did not demonstrate any detectable antagonist effects on EP2 receptors (Figure 2). However, there was weak antagonist effect of lubiprostone on EP4 =127 nM). (EC50
E001820 Figure 1. Agonist Effect of Lubiprostone on Cloned EP and FP Receptors Figure 1. and FP Dose response curve for agonist activity of lubiprostone on cloned EP1, EP2, EP3, EP4 receptors expressed in cultured cells. Data represent the mean (± SE) of 3 determinations. Figure 2. Antagonist Effect of Lubiprostone on Cloned EP and FP Receptors Figure 2. and FP Dose response curve for a ntagonist activity of lubiprostone on cloned human EP2, EP4 receptors expressed in cultured cells. Data represent the mean (± SE) of 3 determinations. Summary It has been shown in the present study that lubiprostone does not act as an agonist or FP receptors. The lack of agonist activity of lubiprostone on cloned human EP2, EP4 on cloned human contradicts the 3nding that lubiprostone reduced electrically EP4 stimulated neural contractions in rat and human colon circular muscle with an EC50 at near nanomolar levels that were inhibited by an (but not other EP) receptor EP4 antagonist[3] receptor occupation and implies that these reported effects are not due to EP4 by lubiprostone. Agonist activity of lubiprostone on cloned was very low with an EP1 EC50= 330 nM, a receptor. Moreover, this concentration is value 44 times higher than for PGE2 on the EP1 for lubiprostone for activation of ClC-2 chloride approximately 15 times higher than the EC50 channels[2]. Lubiprostone remains mostly in the lumen of the gut and does not enter the circulation[1]. This means that lubiprostone will not reach sufficiently high concentrations to antagonists do not affect activate EP1 receptors in the stomach muscle layer. Since EP1 effects on the vagal nerve[4], lubiprostone is unlikely to act on the stomach through the PGE2 (or other EP or FP) receptors causing vagal nerve stimulation. This study con3rms EP1 the previous 3ndings of Ueno et al5 that demonstrated that lubiprostone does not have pharmacologically relevant activity on prostaglandin receptors. Conclusions At clinically relevant doses lubiprostone is unlikely to have signi3cant PG receptor activity. The results demonstrate that activation of ClC-2 chloride channels underlying the clinical receptor occupation. effects of lubiprostone is independent of EP or FP2_ References 1. Amitiza [package insert]. Bethesda, MD: Sucampo Pharmaceuticals, Inc., 2008. 2. Cuppoletti J, Malinowska DH, Tewari KP, Li QJ, Sherry AM, Patchen ML, Ueno R. SPI-0211 activates T84 cell chloride transport and recombinant human ClC-2 chloride currents. Am J Physiol Cell Physiol. 2004 287(5):C1173-83. 3. Bassil AK, Borman RA, Jarvie EM, McArthur-Wilson RJ, Thangiah R, Sung EZ, Lee K, Sanger GJ. Activation of prostaglandin EP receptors by lubiprostone in rat and human stomach and colon. Br J Pharmacol. 2008 154(1):126-35. 4. Kan KK, Jones RL, Ngan MP, Rudd JA. Excitatory action of prostanoids on the ferret isolated vagus nerve preparation. Eur J Pharmacol. 2004 Apr 26;491(1):37-41. 5. Ueno R, Engelke KJ, and Osama H. Effects of lubiprostone, a novel GI chloride channel activator, on isolated smooth muscle. Neurogastroenterol Motil. 2005 17(4): 625-626. Supported by Sucampo Pharmaceuticals, Inc. and Takeda Pharmaceutical Company, Ltd. Presented at The American College of Gastroenterology 2008 Scienti3c Meeting